Exhibit 99.1

August 26, 2011

Dear Friends,

We recently announced financial results for the second quarter ended June 30, 2011, by filing our Form 10-Q (10-Q) with the Securities and Exchange Commission. I have summarized our results for you below and again in slightly more detail under “Second Quarter 2011 Financial Highlights.”

Results for the second quarter were in line with our expectations. Net loan growth for the quarter was $7.7 million. Combined with first quarter net loan growth of $21.6 million, our first half annualized net loan growth rate was 38.7%. In an industry environment of anemic loan growth, we believe Xenith’s growth represents increased market share and positive momentum. Nonetheless, we remain focused on bringing the right resources to the market in terms of experienced bankers, capital and technology to generate significant growth notwithstanding general market conditions. It is interesting to note that, not unexpectedly in this environment, and despite the experiences of many banks in recent years, we are already beginning to see certain of our competitors engaging in pricing behavior that we believe is irrational. Fortunately, thus far, underwriting discipline seems to be holding up, but if past is prologue, we believe that too will erode in time with increased pressure for growth and earnings. While eager to grow, we place a very high priority on sound and profitable growth. Our task is to work diligently to combine all three. In the markets we serve, done right, we believe that goal is achievable.

At the end of the second quarter, the composition of our loan portfolio remained balanced. Commercial and Industrial (C&I) loans represented 44.6% of the portfolio and Commercial Real Estate (CRE) loans were 40.4%. We believe this purposeful diversification is critically important to the attainment of attractive risk adjusted returns over time.

Deposit growth in the second quarter was $9.5 million. Our mix of core deposits continues to improve with less reliance on generally higher cost certificates of deposit (CDs). At June 30 2010, CDs represented 64.5% of our core deposit mix and demand and money market accounts were 33.0%. At June 30, 2011, that mix was 47.0% CDs and 51.2% demand and money market accounts. This steady approach to building a balanced core deposit mix provides important funding stability and is an important determinant of franchise value.

Following the end of the quarter, on July 29, 2011, we closed our previously announced acquisition of the operations of the Richmond branch of Paragon Commercial Bank (NC). In that transaction, we acquired approximately $59 million of performing loans and assumed approximately $76 million of deposits in the Richmond market. Of equal importance, we have combined the capable former Paragon team with the existing Xenith team to enhance our ability to have a significant impact in Richmond.

Additionally, on July 29, 2011, we announced the acquisition and assumption of the loans and deposits of Virginia Business Bank in an agreement with the Federal Deposit Insurance Corporation (FDIC). Under the terms of the agreement, Xenith acquired total assets of approximately $93 million, including approximately $70 million in loans, and assumed liabilities of approximately $87 million, including approximately $77 million in deposits. Xenith received a discount of approximately $23.8 million on the net assets and did not pay a deposit premium. Xenith also received an initial cash payment from the FDIC in the amount of $17.8 million based on the difference between the discounted net assets and the difference between the assets acquired and the liabilities assumed (subject to adjustment). The acquisition was completed without any shared-loss agreement.

It is our belief that both of these transactions will strengthen our franchise and provide the opportunity to create shareholder value.

SECOND QUARTER 2011 FINANCIAL HIGHLIGHTS

You may find the complete 10-Q in the Investors Relations section of our website at www.xenithbank.com or on the Securities and Exchange Commission’s website at www.sec.gov. We urge you to review the 10-Q as it provides additional information about our financial results for the second quarter ended June 30, 2011.

Total assets were $288.6 million at June 30, 2011, compared to $251.2 million at December 31, 2010.

•	On the asset side of the balance sheet, growth has come primarily from an increase of $29.3 million in net loans from $151.4 million at December 31, 2010 to $180.7 million at June 30, 2011.

•

On the liability side of the balance sheet, we also experienced strong deposit growth. Total deposits increased by $26.8 million from $175.1 million at December 31, 2010 to $202.0 million at June 30, 2011.

•

Our capital position remained strong, with shareholders’ equity of $64.8 million at June 30, 2011, which reflects our April 2011 public stock offering. Xenith’s Tier 1 risk-based capital ratio was 24.56% at June 30, 2011 compared to a “well-capitalized” ratio of 6% for bank regulatory purposes.

•	Liquidity remained strong, with approximately $81.6 million of cash and cash equivalents plus securities available for sale at June 30, 2011.

Our total net loan growth since December 31, 2010, of $29.3 million represents an annualized net loan growth rate of 38.7%. This net loan growth has been balanced between C&I growth of $13.8 million and CRE growth of $17.2 million, resulting in our loan mix being 44.6% C&I and 40.4% CRE at the end of the second quarter of 2011. The remainder of our loan portfolio, approximately 15%, is local residential real estate and consumer loans.

Deposit growth of $26.8 million since December 31, 2010 has largely funded our loan growth. Of that growth, $33.3 million has been in our targeted categories of transaction (checking and money market) accounts, while time deposits have declined $6.7 million. Since our merger with First Bankshares in December 2009, we have reduced time deposits from nearly 78% of total deposits at December 31, 2009 to 47% of total deposits at June 30, 2011.

We reported a net loss of $1.1 million ($0.11 per share) for the second quarter of 2011 compared to a net loss of $1.9 million ($0.33 per share) for the second quarter of 2010. The lower loss in the 2011 period was primarily a result of higher net interest income in the 2011 period. Net interest income for the second quarter 2011 increased $0.8 million to $2.9 million from $2.1 million in the second quarter of 2010. Non-interest expense was $3.5 million in the second quarter of 2011 compared to $3.6 million in the second quarter of 2010.

We reported a net loss of $2.6 million ($0.32 per share) for the first six months of 2011 compared to a net loss of $3.0 million ($0.52 per share) for the first six months of 2010. The lower loss in the 2011 period is primarily due to net interest income, which was $2.0 million higher in the first half of 2011, partially offset by an additional $1.0 million of provision for loan and lease losses and higher non-interest expense. Non-interest expense in the first six months of 2011 was $6.9 million compared to $6.7 million in the first six months of 2010. Lower technology and other expenses in both the second quarter and the first six months of 2011 were partially offset by higher compensation and benefits expense in the same periods. Higher compensation and benefits expenses increased as we have added personnel, including skilled bankers, to support our growth strategy. In the six month period ended June 30, 2010, we also recognized a tax benefit of $294,000.

To summarize, the second quarter evidenced continued progress consistent with our stated strategy. Our investment in people and infrastructure is paying dividends. The two transactions completed in July will allow us to further leverage our investments, and we believe, will move us ahead in our march toward profitability and building shareholder value.

As always, thank you for your continuing interest and support.

Sincerely,

T. Gaylon Layfield, III
President & Chief Executive Officer

All statements other than statements of historical facts contained in this letter, including statements regarding our plans, objectives and goals, future events or results, our competitive strengths and business strategies, and the trends in our industry are forward-looking statements. The words “believe,” “will,” “may,” “could,” “estimate,” “project,” “predict,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Forward-looking statements made in this letter reflect beliefs, assumptions and expectations of future events or results, taking into account the information currently available to us. These beliefs, assumptions and expectations may change as a result of many possible events, circumstances or factors, not all of which are currently known to us. If a change occurs, our business, financial condition, liquidity, results of operations and prospects may vary materially from those expressed in, or implied by, our forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by our forward-looking statements include the risks outlined in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission. Except as required by applicable law or regulations, we do not undertake, and specifically disclaim any obligation, to update or revise any forward-looking statement.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	As of June 30, 2011	As of December 31, 2010
ASSETS
Cash and Cash Equivalents	$19,278	$12,201
Securities Available for Sale	62,320	58,890
Loans, net	180,675	151,380
Other Assets	26,322	28,730

Total Assets	$288,595	$251,201

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$201,951	$175,139
Federal funds purchased and borrowed funds	20,000	25,000
Other liabilities	1,824	2,273

Total Liabilities	223,775	202,412
Total Shareholders’ Equity	64,820	48,789

Total Liabilities and Shareholders’ Equity	$288,595	$251,201

Financial Summary (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net Interest Income	$2,861	$2,096	$5,627	$3,611
Net Loss	$(1,083)	$(1,940)	$(2,557)	$(3,042)
Net Loss per Share, Basic and Diluted	$(0.11)	$(0.33)	$(0.32)	$(0.52)

Interest Rate Spread (1)	4.11%	4.21%	4.34%	3.70%
Net Interest Margin (2)	4.35%	4.51%	4.58%	4.02%

	At June 30, 2011	At December 31, 2010

Tier 1 Leverage Ratio	18.07%	14.78%
Well Capitalized	> 5.00%	> 5.00%
Regulatory Minimum	4.00%	4.00%

Tier 1 Risk-Based Capital Ratio	24.96%	20.33%
Well Capitalized	> 6.00%	> 6.00%
Regulatory Minimum	4.00%	4.00%

Total Risk-Based Capital Ratio	26.60%	21.38%
Well Capitalized	> 10.00%	> 10.00%
Regulatory Minimum	8.00%	8.00%

(1)	Average yield on average interest-earning assets less average rate on average interest-bearing liabilities.
(2)	Net interest income expressed as a percentage of average interest-earning assets.